Exhibit 10.1

November 20, 2013

John Kispert

Via email

Re:	Gigamon Inc. Board of Directors

Dear John

On behalf of Gigamon Inc. (“Gigamon”), we would like to extend the invitation to you to join Gigamon’s Board of Directors (the “Board”). Once you accept this invitation, we anticipate the Board moving quickly to formally appoint you as a member of the Board.

As you are aware, Gigamon is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). As you are aware, upon your formal appointment to the Board, you will become a Section 16 reporting person of Gigamon, too. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity. In addition, please note that, as a director, you will be subject to the corporate policies of Gigamon, including Gigamon’s Code of Business Conduct and Ethics Policy, External Communications Policy, Anticorruption Compliance Policy and Insider Trading Policy.

The Board has established three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and from time to time, the Board may establish additional committees to which it may delegate certain duties. As a member of the Board, you will be asked to serve on one or more of committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at our corporate headquarters in Silicon Valley, and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time.

You agree that you will hold in strictest confidence, and not use, except for the benefit of Gigamon, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of Gigamon, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which Gigamon is now involved in or becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to Gigamon.

If you decide to join the Board, it will be recommended at the time of your election as a member of the Board that, in consideration for your service, the Company grant you an option to purchase a number of shares equal to 0.106% of the Company’s then outstanding common shares (the “Initial Option”). The Initial Option will be subject to the terms and conditions of our 2013 Equity Incentive Plan (the “Plan”) and our standard form of option agreements thereunder. The Initial Option shall vest annually over three years following your election to the Board, subject to your continued service through each vesting date.

In addition, as a non-employee director of the Board, you would be entitled to receive the cash and equity compensation for your service as set forth in Gigamon’s Outside Director Compensation Policy adopted April 25, 2013, as it may amended from time to time (the “Director Compensation Policy”), a copy of which has been provided to you. Any cash compensation payable to you under the Director Compensation Policy for the current year will be pro-rated based on your length of service during the year. Notwithstanding the foregoing, you would next be eligible for an equity grant (in addition to the Initial Option mentioned above), at such time as the Company grants equity awards to all of its non-employee directors in accordance with the Director Compensation Policy. The Director Compensation Policy also provides for reimbursement of reasonable, customary and documented travel expenses to Board meetings.

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth in the Directors Compensation Policy is subject to such future changes and modifications as the Board, or its appropriate committees, may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

Please note that nothing in this letter or any agreement granting you equity incentive awards under the Plan should be construed to interfere with or otherwise restrict in any way the rights of Gigamon, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, Gigamon does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter, you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party. In addition, we will need you to complete, sign and deliver a standard director questionnaire.

We look forward to you joining the Board, and we anticipate your leadership and experience will make a key contribution to our success at this critical time in our growth and development.

Yours very truly,	Agreed this 10th day of December, 2013

/s/ Paul Hooper	/s/ John Kispert
Paul Hooper	John Kispert
Chief Executive Officer